Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-190038 September 3, 2015 Barclays Bank PLC Buffered Return Optimization Securities

Linked to the STOXX® Europe 50 Index due on or about September 28, 2018

Investment Description

Buffered Return Optimization Securities (the “Securities”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of the STOXX® Europe 50 Index (the “Underlying Index”). If the Index Return is positive, the Issuer will repay the principal amount of the Securities at maturity plus pay a return equal to the Index Return times the Multiplier of 1.5, up to the Maximum Gain, which will be set on the Trade Date and will be equal to a percentage between 50.00% and 54.00%. If the Index Return is zero or negative and the percentage decline from the Index Starting Level to the Index Ending Level is less than or equal to the Buffer Amount of 10%, the Issuer will repay the principal amount of the Securities at maturity. However, if the Index Return is negative and the percentage decline from the Index Starting Level to the Index Ending Level is greater than the Buffer Amount, you will be exposed to the decline in the Underlying Index in excess of the Buffer Amount and the Issuer will repay less than the full principal amount of the Securities at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying Index in excess of the Buffer Amount. Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose up to 90% of your principal. The downside market exposure to the Underlying Index is subject to the Buffer Amount only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page FWP-3 of this free writing prospectus) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Securities. See “Consent to U.K. Bail-in Power” in this free writing prospectus and “Risk Factors” in the accompanying prospectus addendum.

Features	Key Dates[1]

❑  Enhanced Growth Potential, Subject to Maximum Gain: At maturity, the Securities enhance any positive returns of the Underlying Index, up to the Maximum Gain. If the Index Return is negative, investors will be exposed to any decline in the Underlying Index in excess of the Buffer Amount at maturity.

❑  Buffered Downside Market Exposure: If the Index Return is zero or negative and the percentage decline from the Index Starting Level to the Index Ending Level is less than or equal to the Buffer Amount, the Issuer will repay the principal amount of the Securities at maturity. However, if the Index Return is negative and the percentage decline from the Index Starting Level to the Index Ending Level is greater than the Buffer Amount, you will be exposed to the decline in the Underlying Index in excess of the Buffer Amount and the Issuer will repay less than the full principal amount of the Securities at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying Index in excess of the Buffer Amount. The downside market exposure to the Underlying Index is subject to the Buffer Amount only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

	Trade Date:	September 25, 2015
	Settlement Date:	September 30, 2015
	Final Valuation Date[2]:	September 24, 2018
	Maturity Date[2]:	September 28, 2018

[1]      Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and/or Maturity Date may be changed so that the stated term of the Securities remains the same.

[2]      Subject to postponement in the event of a market disruption event as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX, SUBJECT TO THE BUFFER AMOUNT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE FWP-6 OF THIS FREE WRITING PROSPECTUS, “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE PA-1 OF THE PROSPECTUS ADDENDUM BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 90% OF THE PRINCIPAL AMOUNT OF THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

BY ACQUIRING THE SECURITIES, YOU ACKNOWLEDGE, AGREE TO BE BOUND BY AND CONSENT TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER. SEE “CONSENT TO BAIL-IN POWER” ON PAGE FWP-3 OF THIS FREE WRITING PROSPECTUS.

Security Offering

We are offering Buffered Return Optimization Securities linked to the STOXX® Europe 50 Index. The return on the Securities is subject to the predetermined Maximum Gain and the corresponding maximum payment at maturity per $10.00 principal amount Security. The Maximum Gain, maximum payment at maturity per $10.00 Security and Index Starting Level will be set on the Trade Date. The Index Starting Level will be the Closing Level of the Underlying Index on the Trade Date. The Securities are offered at a minimum investment of $1,000 (100 Securities).

Underlying Index	Maximum Gain	Maximum Payment at Maturity per Security	Multiplier	Index Starting Level	Buffer Amount	CUSIP/ ISIN
STOXX® Europe 50 Index (SX5P)	50.00% to 54.00%	$15.00 to $15.40	1.5	•	10%	06743Q572 / US06743Q5725

See “Additional Information about Barclays Bank PLC and the Securities” on page FWP-2 of this free writing prospectus. The Securities will have the terms specified in the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and this free writing prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.25	$9.75
Total	$•	$•	$•

[1]	Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is expected to be between $9.493 and $9.593 per Security. The estimated value is expected to be less than the initial issue price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page FWP-2 of this free writing prospectus.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Securities at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the prospectus addendum dated February 3, 2015 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the prospectus addendum, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

If the terms discussed in this free writing prospectus differ from those in the prospectus, prospectus supplement or the prospectus addendum, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

♦	Prospectus supplement dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

♦	Prospectus addendum dated February 3, 2015: http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Buffered Return Optimization Securities that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Securities

The range of the estimated values of the Securities referenced above may not correlate on a linear basis with the range for the Maximum Gain set forth in this free writing prospectus. We determined the size of the range for the Maximum Gain based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Securities. The final terms for the Securities will be determined on the date the Securities are initially priced for sale to the public (the “Trade Date”) based on prevailing market conditions on the Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is expected to be less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately eight months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page FWP-6 of this free writing prospectus.

You may revoke your offer to purchase the Securities at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their Trade Date. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

FWP-2

Consent to U.K. Bail-in Power

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Securities, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Securities, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Securities. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Securities or receive a different security, which may be worth significantly less than the Securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Securities.

By your acquisition of the Securities, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Key Risks—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this free writing prospectus and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

FWP-3

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of your initial investment.

♦   You can tolerate a loss of up to 90% of your initial investment, and you are willing to make an investment that may have downside market risk similar to the Underlying Index, subject to the Buffer Amount at maturity.

♦   You believe the Underlying Index will appreciate over the term of the Securities and that any such appreciation is unlikely to exceed the Maximum Gain.

♦   You understand and accept that your potential return is limited by the Maximum Gain, and you would be willing to invest in the Securities if the Maximum Gain were set equal to the bottom of the range specified on the cover of this free writing prospectus (the actual Maximum Gain will be set on the Trade Date).

♦   You do not seek current income from this investment, and you are willing to forgo any dividends paid on the securities composing the Underlying Index.

♦   You are willing and able to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦   You seek an investment with a return based on the performance of companies in Europe.

♦   You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts owed to you under the Securities, including any repayment of principal.

♦   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of your initial investment.

♦   You cannot tolerate the loss of up to 90% of your initial investment, or you are not willing to make an investment that may have downside market risk similar to the Underlying Index, subject to the Buffer Amount at maturity.

♦   You believe the Underlying Index will depreciate over the term of the Securities, or you believe the Underlying Index will appreciate over the term of the Securities by more than the Maximum Gain.

♦   You seek an investment that has unlimited return potential without a cap on appreciation, or you would be unwilling to invest in the Securities if the Maximum Gain were set equal to the bottom of the range specified on the cover of this free writing prospectus (the actual Maximum Gain will be set on the Trade Date).

♦   You seek current income from this investment, or you would prefer to receive any dividends paid on the securities composing the Underlying Index.

♦   You are unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.

♦   You do not seek an investment with a return based on the performance of companies in Europe.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦   You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as issuer of the Securities, for any payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page FWP-6 of this free writing prospectus, the “Risk Factors” beginning on page S-6 of the prospectus supplement and the “Risk Factors” beginning on page PA-1 of the prospectus addendum for risks related to an investment in the Securities.

FWP-4

Indicative Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$10 per Security
Term[2]:	Approximately 3 years
Reference Asset[3]:	STOXX® Europe 50 Index (Bloomberg ticker symbol “SX5P<Index>“) (the “Underlying Index”)
Payment at Maturity (per $10 principal amount Security):

•      If the Index Return is positive, the Issuer will repay the principal amount plus pay a return equal to the Index Return multiplied by the Multiplier, but no more than the Maximum Gain. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + ($10 × the lesser of (a) Index Return × Multiplier and (b) the Maximum Gain)

•      If the Index Return is zero or negative and the percentage decline from the Index Starting Level to the Index Ending Level is less than or equal to the Buffer Amount, the Issuer will repay the full principal amount at maturity of $10.00 per $10 principal amount Security.

•      If the Index Return is negative and the percentage decline from the Index Starting Level to the Index Ending Level is greater than the Buffer Amount, the Issuer will repay less than the full principal amount at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying Index in excess of the Buffer Amount. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + [$10 × (Index Return + 10%)]

If the Index Return is negative and the percentage decline from the Index Starting Level to the Index Ending Level is greater than the Buffer Amount, your principal is fully exposed to the decline in the Underlying Index in excess of the Buffer Amount, and you will lose up to 90% of the principal amount of the Securities at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Multiplier:	1.5
Maximum Gain:	50.00% to 54.00%. The actual Maximum Gain will be set on the Trade Date and will not be less than 50.00%.
Index Return:	Index Ending Level – Index Starting Level Index Starting Level
Index Starting Level:	The Closing Level of the Underlying Index on the Trade Date
Index Ending Level:	The Closing Level of the Underlying Index on the Final Valuation Date
Buffer Amount:	10%
Closing Level:	On any scheduled trading day, the closing level of the Underlying Index as published with respect to the regular weekday close of trading on that scheduled trading day as displayed on the Bloomberg Professional® service (“Bloomberg”) page set forth under “Reference Asset” above or any successor page on Bloomberg or any successor service, as applicable. In certain circumstances, the Closing Level will be based on the alternate calculation of the Underlying Index described in “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.
Calculation Agent:	Barclays Bank PLC

Investment Timeline
Trade Date:	The Index Starting Level is observed and the Maximum Gain is set.

Maturity Date:

The Index Ending Level is observed and the Index Return is determined on the Final Valuation Date.

If the Index Return is positive, the Issuer will repay the principal amount plus pay a return equal to the Index Return multiplied by the Multiplier, but no more than the Maximum Gain. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + ($10 × the lesser of (a) Index Return × Multiplier and (b) the Maximum Gain)

If the Index Return is zero or negative and the percentage decline from the Index Starting Level to the Index Ending Level is less than or equal to the Buffer Amount, the Issuer will repay the full principal amount at maturity of $10.00 per $10 principal amount Security.

If the Index Return is negative and the percentage decline from the Index Starting Level to the Index Ending Level is greater than the Buffer Amount, the Issuer will repay less than the full principal amount at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying Index in excess of the Buffer Amount. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + [$10 × (Index Return + 10%)]

If the Index Return is negative and the percentage decline from the Index Starting Level to the Index Ending Level is greater than the Buffer Amount, your principal is fully exposed to the decline in the Underlying Index in excess of the Buffer Amount, and you will lose up to 90% of the principal amount of the Securities at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose up to 90% of your principal. The downside market exposure to the Underlying Index is subject to the Buffer Amount only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Securities.

[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and/or Maturity Date may be changed so that the stated term of the Securities remains the same. The Final Valuation Date and Maturity Date are subject to postponement in the event of a market disruption event as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

[3]	For a description of adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

FWP-5

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Index or the securities composing the Underlying Index. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” sections of the prospectus supplement and the prospectus addendum. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

♦	You Risk Losing Up to 90% of Your Principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Securities at maturity. The Issuer will pay you the principal amount of your Securities only if the Index Return is positive or zero or if the Index Return is negative and the percentage decline from the Index Starting Level to the Index Ending Level is less than or equal to the Buffer Amount. If the Index Return is negative and the percentage decline from the Index Starting Level to the Index Ending Level is greater than the Buffer Amount, you will be exposed to the decline in the Underlying Index in excess of the Buffer Amount and the Issuer will repay less than the full principal amount of the Securities at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying Index in excess of the Buffer Amount. Accordingly, you may lose up to 90% of your principal.

♦	Buffered Downside Market Exposure Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at such time the level of the Underlying Index has not declined by more than the Buffer Amount. You should be willing to hold your Securities to maturity. The downside market exposure to the Underlying Index is buffered only at maturity.

♦	The Multiplier Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than the product of the performance of the Underlying Index and the Multiplier and may be less than the Underlying Index’s return itself, even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier, subject to the Maximum Gain, only if you hold your Securities to maturity.

♦	Your Maximum Return on the Securities Is Limited by the Maximum Gain — If the Index Ending Level is greater than the Index Starting Level, for each $10 principal amount of Securities, the Issuer will pay you at maturity $10 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation of the Underlying Index, which may be significant. We refer to this percentage as the Maximum Gain, which will be set on the Trade Date. Therefore, you will not benefit from any positive Index Return in excess of an amount that, when multiplied by the Multiplier, exceeds the Maximum Gain, and your return on the Securities may be less than the return on a direct investment in the Underlying Index or its underlying components.

♦	Credit of Issuer — The Securities are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities.

♦	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority — Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Securities, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Securities, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Securities. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Securities or receive a different security, which may be worth significantly less than the Securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Securities.

By your acquisition of the Securities, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Securities will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Securities. Accordingly, your rights as a holder of the Securities are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K.resolution authority. Please see “Consent to U.K. Bail-in Power” in this free writing prospectus and the risk factors in the accompanying prospectus addendum for more information.

♦	Owning the Securities Is Not the Same as Owning the Securities Composing the Underlying Index — The return on your Securities may not reflect the return you would realize if you actually owned the securities composing the Underlying Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Underlying Index would have.

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♦	The Underlying Index Reflects the Price Return of the Securities Composing the Underlying Index, Not the Total Return — The return on the Securities is based on the performance of the Underlying Index, which reflects changes in the market prices of the securities composing the Underlying Index. The Underlying Index is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the Underlying Index. Accordingly, the return on the Securities will not include such a total return feature.

♦	No Interest Payments — The Issuer will not make periodic interest payments on the Securities, and the return on the Securities is limited to the performance of the Underlying Index from the Trade Date to the Final Valuation Date.

♦	Dealer Incentives — We, the Agents and affiliates of the Agents may act in various capacities with respect to the Securities. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Securities. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation as specified on the cover of this free writing prospectus to the Agents in connection with the distribution of the Securities, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	Limited Liquidity — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as Calculation Agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦	Potentially Inconsistent Research, Opinions or Recommendations by Barclays, UBS Financial Services Inc. or Their Respective Affiliates — Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying Index.

♦	Potential Barclays Bank PLC Impact on Value — Trading or transactions by Barclays Bank PLC or its affiliates in the securities composing the Underlying Index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Index or the securities composing the Underlying Index may adversely affect the level of the Underlying Index and, therefore, the market value of the Securities.

♦	The Payment at Maturity on Your Securities Is Not Based on the Level of the Underlying Index at Any Time Other Than the Final Valuation Date —The Index Ending Level and the Index Return will be based solely on the Closing Level of the Underlying Index on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the Underlying Index drops precipitously on the Final Valuation Date, the payment at maturity on your Securities that the Issuer pays you may be significantly less than it would otherwise have been had the payment at maturity been linked to the level of the Underlying Index at a time prior to such drop. Although the level of the Underlying Index on the maturity date or at other times during the life of your Securities may be higher than the level of the Underlying Index on the Final Valuation Date, you will not benefit from the level of the Underlying Index at any time other than the Final Valuation Date.

♦	Non-U.S. Securities Markets Risks — The securities composing the Underlying Index are issued by non-U.S. companies and are traded on various non-U.S. exchanges. These securities may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. Specifically, the securities composing the Underlying Index are issued by companies located within Europe. Europe is and has been undergoing financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within Europe could have a material adverse effect on the performance of the Underlying Index and, consequently, on the value of the Securities.

♦	The Value of the Underlying Index Is Subject to Currency Exchange Risk Relative to the Euro, But the Value of the Securities Will Not Be Adjusted for Exchange Rate Fluctuations Relative to the U.S. Dollar — The Underlying Index is valued in euros while some of the securities composing the Underlying Index are traded in other local European currencies. Because the prices of the securities composing the Underlying Index that are traded in other local European currencies are converted into euros for purposes of calculating the value of the securities composing the Underlying Index, you will be exposed to the currency exchange rate risk with respect to those currencies and the euro. However, the value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. Therefore, while fluctuations in the value of the euro relative to the other local European currencies in which some of the securities composing Underlying Index are traded will impact the Index Return, if the euro appreciates or depreciates relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in any payment with respect to the Securities.

♦	Many Economic and Market Factors Will Impact the Value of the Securities — In addition to the level of the Underlying Index on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying Index and the securities composing the Underlying Index;

♦	the time to maturity of the Securities;

♦	the market prices of and dividend rates on the securities composing the Underlying Index;

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♦	interest and yield rates in the market generally;

♦	supply and demand for the Securities;

♦	a variety of economic, financial, political, regulatory and judicial events;

♦	the exchange rate relative to the U.S. dollar of the euro and the exchange rates relative to the euro with respect to each of the currencies in which the securities composing the Underlying Index trade; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The Estimated Value of Your Securities Is Expected to Be Lower Than the Initial Issue Price of Your Securities — The estimated value of your Securities on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

♦	The Estimated Value of Your Securities Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Securities to you.

♦	The Estimated Value of the Securities Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions that may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.

♦	The Estimated Value of Your Securities Is Not a Prediction of the Prices at Which You May Sell Your Securities in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Securities and May Be Lower Than the Estimated Value of Your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the maturity date could result in a substantial loss to you.

♦	The Temporary Price at Which We May Initially Buy the Securities in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see “Additional Information Regarding Our Estimated Value of the Securities” on page FWP-2 for further information.

♦	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Securities in Various Ways and Create Conflicts of Interest — We and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell these Securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers or constituents of the underliers of the Securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the

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investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities.

♦	The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of the ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the payment at maturity for a $10 principal amount Security on a hypothetical offering of Securities under various scenarios, with the assumptions set forth below. The hypothetical Index Starting Level of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Index Starting Level. The actual Index Starting Level will be the Closing Level of the Underlying Index on the Trade Date, and the actual Index Ending Level will be the Closing Level of the Underlying Index on the Final Valuation Date. For historical data regarding the actual Closing Level of the Underlying Index, please see the historical information set forth under the section titled “STOXX® Europe 50 Index” below. The actual Maximum Gain will be set on the Trade Date. Numbers appearing in the examples and table below have been rounded for ease of analysis. These examples and table below do not take into account any tax consequences from investing in the Securities. We cannot predict the Closing Level of the Underlying Index on any day during the term of the Securities, including on the Final Valuation Date. You should not take these examples or the table below as an indication or assurance of the expected performance of the Securities.

Term:	Approximately 3 years
Hypothetical Index Starting Level:	100.00
Buffer Amount:	10%
Hypothetical Maximum Gain:	52.00% (the midpoint of the range of 50.00% to 54.00%)
Multiplier:	1.5

Index Ending Level	Index Return[1]	Payment at Maturity	Total Return on Securities at Maturity[2]
180.00	80.000%	$15.20	52.00%
170.00	70.000%	$15.20	52.00%
160.00	60.000%	$15.20	52.00%
150.00	50.000%	$15.20	52.00%
140.00	40.000%	$15.20	52.00%
134.67	34.667%	$15.20	52.00%
130.00	30.000%	$14.50	45.00%
120.00	20.000%	$13.00	30.00%
110.00	10.000%	$11.50	15.00%
105.00	5.000%	$10.75	7.50%
100.00	0.000%	$10.00	0.00%
95.00	-5.000%	$10.00	0.00%
90.00	-10.000%	$10.00	0.00%
80.00	-20.000%	$9.00	-10.00%
70.00	-30.000%	$8.00	-20.00%
60.00	-40.000%	$7.00	-30.00%
50.00	-50.000%	$6.00	-40.00%
40.00	-60.000%	$5.00	-50.00%
30.00	-70.000%	$4.00	-60.00%
20.00	-80.000%	$3.00	-70.00%
10.00	-90.000%	$2.00	-80.00%
0.00	-100.000%	$1.00	-90.00%
[1]	The Index Return excludes any cash dividend payments.
[2]	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $10 per Security.

Example 1 — The Closing Level of the Underlying Index increases 5.00% from the Index Starting Level of 100.00 to an Index Ending Level of 105.00, resulting in an Index Return of 5.00%.

Because the Index Return of 5.00% is positive and such Index Return multiplied by 1.5 is less than the Maximum Gain of 52.00%, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + ($10 × the lesser of (a) Index Return × Multiplier and (b) the Maximum Gain)

$10 + ($10 × 5.00% × 1.5) = $10 + $0.75 = $10.75

The payment at maturity of $10.75 per $10 principal amount Security represents a total return on the Securities of 7.50%.

Example 2 — The Closing Level of the Underlying Index increases 50.00% from the Index Starting Level of 100.00 to an Index Ending Level of 150.00, resulting in an Index Return of 50.00%.

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Because the Index Return of 50.00% is positive and such Index Return multiplied by 1.5 is greater than the Maximum Gain of 52.00%, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + ($10 × the lesser of (a) Index Return × Multiplier and (b) the Maximum Gain)

$10+ ($10 × 52.00%) = $10 + $5.20 = $15.20

The payment at maturity of $15.20 per $10 principal amount Security, which is the maximum payment on the Securities, represents a total return on the Securities equal to the Maximum Gain of 52.00%.

Example 3 — The Closing Level of the Underlying Index decreases 10.00% from the Index Starting Level of 100.00 to an Index Ending Level of 90.00, resulting in an Index Return of -10.00%.

Because the Index Return is negative and the percentage decline from the Index Starting Level to the Index Ending Level is less than or equal to the Buffer Amount, the Issuer will repay the full principal amount at maturity of $10.00 per $10 principal amount Security.

The payment at maturity of $10.00 per $10 principal amount Security represents a total return on the Securities of 0.00%.

Example 4 — The Closing Level of the Underlying Index decreases 60.00% from the Index Starting Level of 100.00 to an Index Ending Level of 40.00, resulting in an Index Return of -60.00%.

Because the Index Return is negative and the percentage decline from the Index Starting Level to the Index Ending Level is greater than the Buffer Amount, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × (Index Return + 10%)]

$10 + [$10 × (-60.00% + 10%)] = $10 + -$5 = $5.00

The payment at maturity of $5.00 per $10 principal amount Security represents a total return on the Securities of -50.00%, which reflects the Index Return of -60.00% plus the Buffer Amount of 10%.

If the Index Return is negative and the percentage decline from the Index Starting Level to the Index Ending Level is greater than the Buffer Amount, you will be exposed to the decline in the Underlying Index in excess of the Buffer Amount and the Issuer will repay less than the full principal amount of the Securities at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying Index in excess of the Buffer Amount.

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What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Securities. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Securities for U.S. federal income tax purposes as prepaid forward contracts with respect to the Underlying Index. Assuming this treatment is respected, gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

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STOXX® Europe 50 Index

We have derived all information contained in this free writing prospectus regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, STOXX Limited, a company owned by Deutsche Börse AG and SIX Group AG. The Underlying Index is calculated, maintained and published by STOXX Limited. STOXX Limited has no obligation to continue to publish, and may discontinue publication of, the Underlying Index at any time.

General

The Underlying Index is composed of 50 component stocks of sector leaders from within the STOXX Europe 600 Supersector Indices, which includes stocks selected from 18 European countries: Austria, Belgium, Czech Republic, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom. The STOXX Europe 600 Supersector Indices are 19 sub-indices of the STOXX Europe 600 Index, which covers the 600 largest European stocks by free-float market capitalization, divided by sector according to ICB Industry classification.

The composition of the Underlying Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced on the first trading day in September. Changes in the composition of the Underlying Index are made to ensure that the Underlying Index includes the 50 market sector leaders from within the STOXX Europe 600 Supersector Indices.

The Underlying Index components are subject to a capped maximum index weight of 10%, which is applied on a quarterly basis.

Component Selection

At each annual rebalancing, the 50 component stocks of the Underlying Index are selected through a “40-60 buffer rule” as follows:

1.	The stocks included in each of the STOXX Europe 600 Supersector Indices are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding STOXX Europe 600 Supersector Index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current SX5P stocks are then added to the selection list.

2.	All the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list.

3.	The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining stocks ranked between 41 and 60 that were already included in the Underlying Index at the previous rebalancing; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks.

Ongoing Maintenance

Replacements: A deleted stock is replaced immediately to maintain the fixed number of stocks. Usually, the replacement is based on the latest selection list that is updated monthly. In case of merger and acquisition where a blue-chip stock is involved, the original stock is replaced by the new stock. If a stock is deleted from the STOXX Europe 600 Index in between the regular review dates but is still a component of the STOXX Europe Total Market Index (which covers approximately 95% of the free float market capitalization of investable stocks of the represented countries), then this stock will remain in the Underlying Index until the next regular review.

Fast exit: The Underlying Index is subject to a “fast exit rule.” The Underlying Index components are monitored for any changes based on the monthly selection list ranking. A stock is deleted from the Underlying Index if: (a) it ranks 75 or below on the monthly selection list and (b) it ranked 75 or below on the selection list of the previous month. The highest-ranked stock that is not an index component will replace it. Changes will be implemented on the close of the fifth trading day of the month, and are effective the next trading day.

Fast entry: The Underlying Index is also subject to a “fast entry rule.” All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if (a) it qualifies for the latest STOXX blue-chip selection list generated end of February, May, August or November and (b) it ranks within the “lower buffer” on this selection list. If a new stock is added, it will replace the smallest stock in the Underlying Index.

Spin-offs: Each spin-off stock qualifies for addition, if it lies within the lower buffer on the latest selection list for the Underlying Index. The spin-off replaces the lowest ranked stock in the Underlying Index, as determined by the selection list. Qualifying spin-off stocks are added in sequence: The largest qualifying spin-off stock replaces the original stock in the Underlying Index. The next qualifying spin-off stock replaces the lowest ranked stock in the Underlying Index.

Index Calculation

The Underlying Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Underlying Index value can be expressed as follows:

Index =	free float market capitalization of the Underlying Index
divisor of the Underlying Index

The “free float market capitalization of the Underlying Index” is equal to the sum of the product of the price in euros, number of shares, free float factor and weighting cap factor for each component stock as of the time the Underlying Index is being calculated. The cap factor limits the weight of a component within the Underlying Index to a maximum of 10%.

The Underlying Index is also subject to a divisor, which is adjusted to maintain the continuity of Index values despite changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of

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such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1) Special cash dividend:

Cash distributions that are outside the scope of the regular dividend policy or that the company defines as an extraordinary distribution

Adjusted price = closing price – dividend announced by the company × (1 – withholding tax if applicable)

Divisor: decreases

(2) Split and reverse split: Adjusted price = closing price × A / B New number of shares = old number of shares × B / A Divisor: unchanged

(3) Rights offering:

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

In case the share increase is greater than or equal to 100% (B / A ≥ 1), the adjustment of the shares and weight factors are delayed until the new shares are listed.

Adjusted price = (closing price × A + subscription price × B) / (A + B)

New number of shares = old number of shares × (A + B)/ A

Divisor: increases

(4) Stock dividend: Adjusted price = closing price × A / (A + B) New number of shares = old number of shares × (A + B) / A Divisor: unchanged	(5) Stock dividend (from treasury stock): Adjusted only if treated as extraordinary dividend: Adjusted close = close – close × B / (A + B) Divisor: decreases
(6) Stock dividend of another company: Adjusted price = (closing price × A – price of other company × B) / A Divisor: decreases

(7) Return of capital and share consolidation:

Adjusted price = (closing price – capital return announced by company × (1-withholding tax)) × A / B

New number of shares = old number of shares × B / A

Divisor: decreases

(8) Repurchase of shares / self-tender:

Adjusted price = ((price before tender × old number of shares) – (tender price × number of tendered shares)) / (old number of shares – number of tendered shares)

New number of shares = old number of shares – number of tendered shares

Divisor: decreases

(9) Spin-off: Adjusted price = (closing price × A – price of spun-off shares × B) / A Divisor: decreases

(10) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

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- If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C × (1 + B / A)) / ((A + B) × ( 1 + C / A))

New number of shares = old number of shares × ((A + B) × (1 + C / A)) / A

Divisor: increases

- If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C) /((A + C) × (1 + B / A))

New number of shares = old number of shares × ((A + C) × (1 + B / A))

Divisor: increases

- Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price × A + subscription price × C) / (A + B + C)

New number of shares = old number of shares × (A + B + C) / A

Divisor: increases

(11) Addition / deletion of a company: No price adjustments are made. The net change in market capitalization determines the divisor adjustment.	(12) Free float and shares changes: No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

License Agreement

We have entered into a non-exclusive license agreement with STOXX Limited whereby we, in exchange for a fee, are permitted to use the Underlying Index in connection with certain securities, including the notes. We are not affiliated with STOXX Limited; the only relationship between STOXX Limited and us is any licensing of the use of STOXX Limited’s indices and trademarks relating to them.

The license agreement between STOXX Limited and us provides that the following language must be set forth herein:

STOXX Limited and its licensors (the ‘Licensors’) have no relationship to Barclays Bank PLC, other than the licensing of the Underlying Index and the related trademarks for use in connection with the securities.

STOXX Limited and its Licensors do not:

•	Sponsor, endorse, sell or promote the securities.

•	Recommend that any person invest in the securities or any other securities.

•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of securities.

•	Have any responsibility or liability for the administration, management or marketing of the securities.

•	Consider the needs of the securities or the owners of the securities in determining, composing or calculating the Underlying Index or have any obligation to do so.

STOXX Limited and its Licensors will not have any liability in connection with the securities. Specifically,

•	STOXX Limited and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:

•	The results to be obtained by the securities, the owner of the securities or any other person in connection with the use of the Underlying Index and the data included in the Underlying Index;

•	The accuracy or completeness of the Underlying Index and its data;

•	The merchantability and the fitness for a particular purpose or use of the Underlying Index and its data;

•	STOXX Limited and its Licensors will have no liability for any errors, omissions or interruptions in the Underlying Index or its data;

•	Under no circumstances will STOXX Limited or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX Limited or its Licensors knows that they might occur.

The licensing agreement between Barclays Bank PLC and STOXX Limited is solely for their benefit and not for the benefit of the owners of the securities or any other third parties.

Historical Information

The following graph sets forth the performance of the Underlying Index from January 2, 2008 through September 1, 2015, based on the daily Closing Levels of the Underlying Index. The Closing Level of the Underlying Index on September 1, 2015 was 3,018.01.

We obtained the Closing Levels below from Bloomberg, without independent verification. Historical performance of the Underlying Index should not be taken as an indication of future performance. Future performance of the Underlying Index may differ significantly from

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historical performance, and no assurance can be given as to the Closing Level of the Underlying Index during the term of the Securities, including on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying Index will not result in a loss on your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents will agree to purchase, all of the Securities at the initial issue price less the underwriting discount indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.

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